Exhibit 10.1

DISTRIBUTOR AGREEMENT

AGREEMENT, dated May 14, 2012,  by and between  Global Security Agency Inc., a Texas corporation ("Company") having its principal place of business at 12818 Hwy 105W, Conroe, TX 77304 and International Defense Technologies, LLC, a Delaware limited liability company ("Distributor") having its principal place of business at 100 Sharp Road, Marlton, NJ 08503.

BACKGROUND

Company is a security solutions and risk management services company and specific training services are listed on Schedule A hereto (the "Services").  Distributor desires to be appointed as an authorized distributor to purchase and to sell the Services in the Territory specified in this Agreement.  Company desires to appoint Distributor to serve in such capacity, all upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Appointment of Distributor: Services and Territory. Subject to the terms and conditions set forth in this Agreement, Company appoints Distributor as an authorized distributor for the Services in the territories listed on the attached Schedule B (such territories are hereinafter referred to individually and collectively as the "Territory"), and Distributor accepts such appointment.  Distributor acknowledges that, except as set forth with respect to any specific Territory on Schedule B, this appointment is made on an exclusive basis.   In any Territory identified as "exclusive" the Company shall not assign any other distributors to such Territory.

2.   Duties of Distributor.

2.1  Distributor shall use its reasonable efforts to sell, market and promote the sale of the Services in the Territory, obtain new customers therefore, and maintain existing customer relationships.

2.2  Distributor shall maintain a complete record of all sales of Services, showing customer name, date of sale, quantity sold, and copies of all sales order acknowledgments and invoices for all Services.  Copies of the records referred to in this Section 2.2 shall be supplied to Company upon its request.

2.4  Distributor shall be responsible for and pay all costs of conducting Distributor's business activities.

3.   Duties of Company.

3.1  Company shall make available a reasonable supply of sales literature, including data sheets, brochures and similar material, all in English language.

3.2  From time to time during the term of this Agreement, at the reasonable request of Distributor, Company shall provide Distributor with information related to the Services which is necessary or relevant to Distributor's sales of the Services, including, but not limited to, Service descriptions, specifications, engineering information and current developments affecting the use of Company's Services ("Service Information").  Distributor's use of Service Information shall be subject to the confidentiality obligations of Distributor under Section 7 below.

3.3  Company shall also furnish reasonable technical sales assistance from time to time at the reasonable request of Distributor, including training of Distributor's employees.  The costs for such training shall be paid by Distributor, unless such training is offered free of charge to the Company's other distributors, in which case, Distributor shall only be responsible for the travel related expenses of its employees participating in such training.

3.4   In the case of any inquiry regarding the Services received from customers or prospective customers within an exclusive Territory during the term of this Agreement, Company shall notify Distributor of such inquiries and provide distributor with reasonable details regarding such inquiry such that Distributor may pursue such sales opportunity.

4.   Purchase Terms.

4.1  Company shall sell Services to Distributor at the prices shown on the attached Exhibit B or in accordance with the pricing or discount formulas shown on Schedule C, as they may be amended from time to time in accordance with this Agreement.  Prices quoted are F.O.B. Company's facility in Conroe, TX. Company may change prices and/or discounts from time to time upon sixty (60) days written notice to Distributor.

4.2  Distributor's sole compensation for distribution services performed pursuant to this Agreement shall be its retention of the difference between the price paid by Distributor (as set forth on or calculated in accordance with Schedule C) and the actual sales price of the Services.  No commission or other form of compensation shall be payable by Company to Distributor. Distributor shall pay all applicable taxes and fees, including without limitation, any value added, personal property, use or similar taxes, customs duties, import and similar charges incurred or payable with respect to the import and sale of the Services in the Territory.

4.3  Company shall have the right, from time to time to establish or change the Terms and Conditions of Sale or any of its prices, warranty terms, sales or shipment terms provided, however, that (i) Company shall give Distributor sixty (60) days written notice of any change in the Terms and Conditions of Sale or prices, warranty terms, sales or shipment terms with respect to the Services; and (ii) in no event shall any change in prices, warranty terms, sales or shipment terms and conditions be applicable to any orders previously accepted from Distributor.

4.4  Company shall have the right, from time to time to discontinue or suspend training courses I services.

4.4.1  If Company discontinues or suspends a particular training course, Company shall (i) promptly notify Distributor and instruct Distributor to suspend further sales efforts in respect of such services, (ii) fulfill any then outstanding orders from Distributor for such services, and (iii) refund any purchase price paid by Distributor (including any prepaid shipping or delivery charges) for all or any portion of any order for such services not fulfilled by Company.

5.   Payment Terms.  Notwithstanding the Terms and Conditions of Sale set forth in Exhibit C, as they may be amended from time to time.  Specific terms will be negotiated for each project and mutually agreed to concerning potential down payment and net terms. There may be projects that do not include down payments but have other forms of payment guarantees.

6.   Export and Import Controls Requirements.  Both parties recognize that the Services and any related technology are subject to and may require an export license from the United States Department of State and/or the United States Department of Commerce due to the nature of the Services.  Therefore, Distributor agrees that no Service or controlled technical data will be transferred, directly or indirectly, to any person, to any destination, or for any use contrary to the requirements of U.S. law, including, but not limited to, the transfer to a non U.S. person physically located in the United States (a deemed export).  U.S. law includes the Export Administration Act, the Export Administration Regulations, the Arms Control Act, the International Traffic in Arms Regulations, the Trading with the Enemy Act, the International Economic Powers Act, and the Foreign Assets Control Regulations, as they may be amended and supplemented from time to time.  Distributor is also responsible for knowing and complying with any import requirements, duties, taxes, fees or licensing requirements of the country to which the Services may be imported or imposed by the country of any buyer subsequently purchasing Services from Distributor.  Any order which has been accepted by Company but which cannot be fulfilled due to any U.S. law or regulation shall be considered to have been rejected when submitted to Company for acceptance.

7.   Confidentiality.  Except as reasonably necessary to the performance of its duties under this Agreement (including without limitation Distributor's efforts to promote and sell the Services), during the term of this Agreement and for two years thereafter, Distributor shall not, directly or indirectly, use for its own benefit, communicate, disclose or divulge to any third party any Service Information made available by Company to Distributor without the prior written consent of Company.

8.   Intellectual Property License. Company or its suppliers retain(s) ownership of and title to any computer program, software, printed circuit boards, copyrighted material, trade secrets or other intellectual property rights of Company or any third party embodied in the Services or supplied with or in connection with the Services ("Intellectual Property").  Subject to acceptance of the obligations in this Section and to the fulfillment of these obligations, (i) Company hereby grants Distributor a non-exclusive license, during the term of this Agreement, to use the Intellectual Property for the purpose of demonstrating, promoting and selling the Services pursuant to this Agreement; and (ii) Company hereby grants to Distributor a perpetual, non exclusive license, fully transferrable to any purchaser of a Service who purchases such Service from Distributor for use and not for resale (each an "End User"), to use the Intellectual Property for the purpose of such End User's operation and proper use of the Services, and for no other purpose. Neither Distributor nor its End User may reverse assemble, reverse compile or otherwise reverse engineer such Intellectual Property, nor may it make a copy thereof or apply any techniques to derive the trade secrets embodied therein.  In the event of a failure by Distributor or an End User to comply with the terms of this license, the license granted by this Section shall terminate.

9.   License to Use Marks.  Company hereby grants to Distributor the limited right and license to use and display Company's corporate name, trademarks and trade names associated with the Services (collectively the "Marks") for the limited purpose of promoting and selling the Services in the Territory.  Distributor shall comply with Company's reasonable written instructions and policies concerning use and display of the Marks;

10.   Warranty.

10.1  The Distributor and its End Users shall have the benefit of Company's warranty with respect to the quality and workmanship of the Services at the time the Services are performed by Company, as such warranty is set forth in the Terms and Conditions of Sale as in effect at the time Distributor's applicable order is accepted by the Company, subject to the restrictions, limitations and disclaimers therein set forth (the "Company Warranty"). Distributor may include the Company Warranty its sales contracts, sales agreements or other sales documents, with and to End Users.

10.2  With respect to any Intellectual Property, Company represents and warrants to Distributor that it owns or possesses all rights to use and incorporate such Intellectual Property in the Services and to distribute such Intellectual Property in connection with the Services. Company further represents and warrants that Distributor's sale or delivery of the Services and the use of the Services by End Users does not and will not infringe the rights of any third party in and to such Intellectual Property.  Should any Service provided by Company become, or in Distributor's reasonable opinion be likely to become, the subject of infringement, at Company's option and expense, Company may either (i) procure for Distributor or the relevant End User the right to continue using the Service, or (ii) replace or modify the Service so that it becomes non infringing, or if the previous options are commercially impracticable, (iii) upon return of the relevant Service, refund the amounts paid by Distributor for the Service.

10.3  THEWARRANTIES SET FORTH ABOVE AND IN THE APPLICABLE TERMS AND CONDITIONS OF SALE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.   Limitation of Liability.  In no event whether in contract, tort (including negligence), strict liability or otherwise will Company be liable (a) for special, indirect or consequential damages or for any lost profits, or (b) to Distributor or any other person for an amount greater than the purchase price actually paid to Company for the Service with respect to which such liability relates.

12.   Term of Agreement: Termination.

12.1  This Agreement shall commence on the Agreement Date and shall continue indefinitely thereafter until December 31, 2013 or until terminated in a manner provided herein (the "Term").  The Term may be extended for an addition period of 12 months upon the mutual agreement of the parties, in writing.

12.2  At any time after the Agreement Date, either party n1ay terminate this Agreement for cause, immediately upon written notice to the other party in the event: (a) such other party ceases all or substantially all of its business operations, or (b) such other party is in material breach or material default of any of its obligations under this agreement and does not fully cure or correct such breach or default within ten days after receiving written notice of such breach or default, or (c) such other party files a petition in bankruptcy or is adjudicated as a bankrupt, or (d) such other party institutes or has instituted against it any procedure in bankruptcy court or elsewhere for reorganization or rearrangement of its financial affairs, or has a receiver of his or its assets or property appointed because of insolvency, or makes a general assignment for the benefit of creditors.

12.3  Upon any termination of this Agreement by either party and for any reason:

12.3.1 Distributor immediately shall cease to be an authorized distributor of Company;

12.3.2 Upon demand by Company and subject to any applicable bankruptcy, insolvency or other laws affecting creditors rights generally, Distributor shall resell and deliver to Company, free and clear of all liens and encumbrances, such of the Services as Company may elect to repurchase, at a mutually agreed price not in excess of the prices paid by Distributor for such Services,  provided, however, that if Company elects not to repurchase any or all such Services,  Distributor shall have the right to continue sales of the Services then in its inventory, subject to the terms and conditions of this Agreement, until such time as Distributor's inventory of Services has been sold;

12.3.3  Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures or investments of Company or Distributor, or for any reason whatsoever arising out of such termination; and

12.3.4  Distributor shall immediately remove and not thereafter use any sign containing any Names owned by Company and shall immediately destroy all stationery, advertising matter and other matter in its possession or control containing any of the Names. Distributor shall not, at any time after such termination, use or permit any such Names to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than Services of Company.

13.   Additional Provisions

13.1  All notices, requests, demands, consents, waivers, and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given (i) upon delivery to the appropriate addresses stated below, with written confirmation of receipt, if delivered personally, or (ii) on the date received at the appropriate addresses stated below, if mailed by first class certified mail, registered mail, or express mail, in each case with postage prepaid and return receipt requested, or (iii) on the date received at the appropriate addresses stated below, if sent by an internationally recognized overnight delivery or courier service, with delivery charges prepaid and proof of delivery or receipt obtained, or (iv) on the date received at the e-mail addresses or fax numbers stated below, if sent by e-mail or fax, with proof of receipt obtained, and further provided that a copy is sent within 24 hours thereafter by one of the other methods of giving notices permitted under this Section. The addresses, e-mail addresses and fax numbers of the parties for purposes of this Section are set forth below.  Any party may change its addresses, e-mail addresses or fax numbers for purposes of this Section by giving notice of such change to all other parties in the manner permitted under this Section.

For Company:

Global Security Agency Inc. Attention: Rock Rutherford
12818 Hwy 105W Conroe, TX 77304
Fax Number:  936-588-2870
Email Address: rock@globalsecurityagency.org

For Distributor:

International Defense Technologies, LLC
Attention:  John Yarsinsky, Chief Financial Officer
100 Sharp Road
PO Box 1340
Marlton, NJ  08053
Fax Number:  856-552-4111
Email Address: jyarsinsky@internationaldefense.com

13.2  Independent Contractor.  Company and Distributor expressly acknowledge and agree that Distributor is an independent contractor, and that except as otherwise stated herein Company shall have no right to control or direct the manner in which Distributor performs its obligations and duties hereunder. Except with respect to Intellectual Property license described in clause (ii) of Section 8 and the Company Warranty,  Distributor shall not have the right or authority to create any obligation, liability or contract of any kind on behalf of Company. Distributor shall pay when due all federal, state, city and local income taxes, unemployment taxes, and social security taxes applicable to its business operations, and Company shall have no liability therefore.  This Agreement shall not be construed to create any partnership, limited partnership, joint venture, association, agency or other similar business enterprise, organization or relationship between either, Company and Distributor, or between Company and Distributor's employees.

13.3  Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may, without consent, assign this agreement to any affiliate, parent, subsidiary or successor in interest in conjunction with an acquisition, merger, reorganization, sale of all or substantially all of its business, or a similar transaction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators, successors and permitted assigns.

13.4  Entire Agreement.  This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions pertaining thereto, express or implied, oral or written, and cannot be modified, altered, supplemented, terminated or amended except by a writing signed by both parties.

13.5  No Waiver.  No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

13.6  Governing Law.  This agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania, United States of America. Any suit hereunder will be brought in the federal or state courts in the Eastern District of Pennsylvania, United States of America.  Each of Company and Distributor hereby submits to the personal jurisdiction such federal or state courts.

13.7  Captions and Headings.  The captions and headings of the various sections and subsections of this Agreement are for convenience only and shall neither, constitute a part of this Agreement, nor control or affect the meaning or construction of this Agreement.

13.8  Severability.  If any provisions of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting

13.9  Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all the parties had signed the same document.

[Signature Page Follows]

IN WITNESS  WHEREOF, the undersigned  have executed  and delivered  this Agreement by their duly authorized representatives as of the date first above written.

Global Security Agency Inc.		International Defense Technologies, LLC
("Company")		("'Distributor")

By:		By: Name: Title:
Name:	Rock Rutherford
Title:	Secretary / Treasurer

[Signature  Page to Distributor Agreement]

SCHEDULE A - Services

Basic Police Officer Training
Police Tactical Training
Active Shooter Training
Incident Response to Terrorists
Police Subject Control
Tactical Semi-automatic Handgun
Structure I Room Clearing
Medical Emergency Response Training
Basic SWAT Course
Tactical M4 Rifle/Pistol Course
Advanced SWAT Course
Specialty Impact Munitions
Chemical Munitions
Distraction Devices
Basic M4 Familiarization Course
Officer Survival Tactics for Patrol Officers
Basic Edged Weapons
Dynamic Edged Weapons
Basic Finger Printing and Evidence Collection
Combat Stress Shooting
Impact Weapons Basic Instructor Course
Basic Semi-automatic Handgun
Women's Awareness and Response
Use of Force Management
Advanced Threat Recognition and Use of Force
Crime Scene Investigation Training
Police Officer Survival Training
Counter Terrorism
Security Checkpoint Training
Border Security Operations
Access Control I Check Point Security
Special Operations I First Responder
Investigations
Maritime Security Operations
Property and Evidence Room Training
Ballistics Training
Computer Forensics Course
Dog Handler and Canine Training
High Risk Dignitary Protection

SCHEDULE B- TERRITORY

Mexico

Others- TBD

SCHEDULE C- PRICING

Basic Police Officer Training	terms will be negotiated for each project
Police Tactical Training	terms will be negotiated for each project
Active Shooter Training	terms will be negotiated for each project
Incident Response to Terrorists	terms will be negotiated for each project
Police Subject Control	terms will be negotiated for each project
Tactical Semi-automatic Handgun	terms will be negotiated for each project
Structure I Room Clearing	terms will be negotiated for each project
Medical Emergency Response Training	terms will be negotiated for each project
Basic SWAT Course	terms will be negotiated for each project
Tactical M4 Rifle/Pistol Course	terms will be negotiated for each project
Advanced SWAT Course	terms will be negotiated for each project
Specialty Impact Munitions	terms will be negotiated for each project
Chemical Munitions	terms will be negotiated for each project
Distraction Devices	terms will be negotiated for each project
Basic M4 Familiarization Course	terms will be negotiated for each project
Officer Survival Tactics for Patrol Officers	terms will be negotiated for each project
Basic Edged Weapons	terms will be negotiated for each project
Dynamic Edged Weapons	terms will be negotiated for each project
Basic Finger Printing and Evidence Collection	terms will be negotiated for each project
Combat Stress Shooting	terms will be negotiated for each project
Impact Weapons Basic Instructor Course	terms will be negotiated for each project
Basic Semi-automatic Handgun	terms will be negotiated for each project
Women's Awareness and Response	terms will be negotiated for each project
Use of Force Management	terms will be negotiated for each project
Advanced Threat Recognition and Use of Force	terms will be negotiated for each project
Crime Scene Investigation Training	terms will be negotiated for each project
Police Officer Survival Training	terms will be negotiated for each project
Counter Terrorism	terms will be negotiated for each project
Border Security Operations	terms will be negotiated for each project
Access Control I Check Point Security	terms will be negotiated for each project
Special Operations I First Responder	terms will be negotiated for each project
Investigations	terms will be negotiated for each project
Maritime Security Operations	terms will be negotiated for each project
Property and Evidence Room Training	terms will be negotiated for each project
Ballistics Training	terms will be negotiated for each project
Computer Forensics Course	terms will be negotiated for each project
Dog Handler and Canine Training	terms will be negotiated for each project
High Risk Dignitary Protection	terms will be negotiated for each project

All classes must consist of minimum students to be scheduled:
- 25 Students minimum -100 Students maximum
- Dog Handler Training -  10 Students minimum

SCHEDULE D - TERMS AND CONDITIONS OF SALE

See Attached

TBD